REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors/Audit Committee
The Tradeshow Marketing Company Inc

We have audited the accompanying balance sheets of The Tradeshow Marketing Company Inc (a Nevada corporation) as of May 31, 2005 and 2004 and the related statement of operations, stockholders’ equity, and cash flows for periods then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on my audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board(United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Tradeshow Marketing Company Inc as of May 31, 2005 and 2004 and the results of its operations and cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has sustained a loss in since inception. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Moore & Associates, CHTD.

August 25, 2005
Las Vegas, Nevada